Exhibit 99.1

Standard Premium Delivers Strong Q2 Performance Highlighting Enhanced Efficiency and Company Growth

MIAMI, Fla. – July 24, 2025 – Standard Premium Finance Holdings, Inc. ("Standard Premium") (OTCQX: SPFX), a leading specialty finance company, announces strong preliminary financial and operational results for the second quarter and first half of 2025, highlighting growth in the Company’s loan portfolio, stable originations, improved funding costs and continued return-on-equity growth.

As of June 30, 2025, the Company’s loan portfolio exceeded $70 million, representing a 9.7% increase since December 2024. For Q2, Standard Premium reported $3.1 million in revenue, income before taxes of $345,000 and return-on-equity of 15%. Basic and diluted earnings per share were $0.08 and $0.06, respectively.

“Our performance reflects a strong focus on long-term value creation and capital-efficient growth,” says William Koppelmann, CEO, Standard Premium. “As we continue to expand our national footprint and build on our operating strengths, we look ahead to the second half of the year as an opportunity to deepen our market presence, strengthen our customer relations and drive sustained performance for our shareholders.”

Year-to-date (YTD), the Company has generated $6 million in revenue and $783,500 in income before taxes. Basic earnings per share for the first half of 2025 reached $0.18, with diluted EPS of $0.14. YTD return on equity climbed to 18%, supported by stable originations, disciplined cost control and improved funding efficiency.

“We remain focused on sustainable, margin-conscious growth,” adds Brian Krogol, CFO, Standard Premium. “Improved cost of funds and careful expense management have positioned us to continue delivering value across market cycles.”

About Standard Premium Finance Holdings, Inc.

Standard Premium Finance Holdings, Inc. (OTCQX: SPFX), is a specialty finance company which has financed premiums on over $2 Billion of property and casualty insurance policies since 1991. We currently operate in 38 states and are seeking M&A opportunities of synergistic businesses to leverage economies of scale. https://www.standardpremium.com/

Cautionary Statement Regarding Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended with regard to our anticipated earnings, future growth and outlook. Our actual results may differ from expectations presented or implied herein and, consequently, you should not rely on these forward-looking statements as predictions of future events. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or results.

Additional information concerning risk factors relating to our business is contained in Item 1A Risk Factors of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2025, which is available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website, standardpremium.com.

Media:
Nicholas Turchiano
CPR Marketing
nturchiano@cpronline.com
201-641-1911x35